Exhibit 10.2

China Merchants Bank

Maximum Irrevocable Guarantee Contract

[TRANSLATION]

Maximum Irrevocable Guarantee Contract

No：

Atten： China Merchants bank Inc Ningbo Beilun Branch
WHEREBY：

Your Bank and    Ningbo Keyuan Plastics Co., Ltd    (hereinafter referred to as “Credit Applicant”) signed a No.  6299120402  “Credit Agreement” at  April 16. 2012 ( the “Credit Agreement”). During the credit period from April 16, 2012 to April 15, 2013 (hereinafter referred to as “Credit Period”), your bank will provide the Credit Applicant with 30 million US dollars as the line of credit (hereinafter referred to as the “Line of Credit”)

Per the Credit Applicant’s request, the guarantor agreed to enter into this guarantee contract, voluntarily take jointly responsibility for Credit Applicant’ all debts in the Credit Agreement. Specifically guarantee the following matters:

Article 1 This Guaranty is Guarantee of Maximum Line of Credit

1.1 In the Credit Period, your bank may make loans or other credits by several detailed contracts according to the credit agreement and/or this guaranty agreement . Circulation line of credit can be recycled, one-time line of credit shall not be recycling for applicant. Specifications of the loan such as amount of the loan or other credit, period, and the use of the fund, etc shall be decided by each detailed contract.

The specific business maturity date can be later than the expiration date of the Line of Credit specified in the Credit Agreement.

1.2 When the Credit Period expires, if there is still remaining Line of Credit for the loan , advance payments or other credits from your bank to applicant, the guarantor shall bear joint liability within the scope of certain guarantee identified in Article 2 of this Agreement; If before the expiration date of the Line of Credit,   your bank need to get the loan back from applicant in advance according to the Credit Agreement and/or the detailed contract, the guarantor shall bear joint guarantee responsibility within the scope in Article 2.

1.3 During the Credit Period, your bank to open the L/C, commercial bills acceptance (including entrust turn to open the L/C, similarly hereinafter), open a guarantee, delivery guarantee business and other credit business to applicant, even if your bank has not made advance payment before the Credit Period expires , but rather after the expiration of the period, the guarantor will take joint responsibility for all the debt by Credit Applicants within the scope in Article 2.

1.4 During the process of performing any business under the Credit Agreement , your bank and the Credit Applicant need no approval from the guarantor or notify the guarantor to enter into extension agreement or alter the terms of this agreement regarding the term, line of credit, amount, etc.,  the guarantor shall agree to continuously be subject to the responsibility under the agreement.

1.5 If your bank received documents under Credit Agreement is not conformed after your bank’s inspection,  but the applicant accepts discrepancies, the guarantor will still take the joint responsibility under the guarantee agreement for the debt principal and interest from third party acceptance or payment of principal and interest, will not put forward any defense for bank accept discrepancies without getting consent or informing the guarantor.

1.6 The revisions of L/C, guarantee (or standby contract of credit) under  credit , the acceptance of usance L/C or promised payment after due or the extension for payment time limit, do not need to get the consent of the guarantor or inform the guarantor.

Article 2 Scope of Guaranty

2.1 The scope of guaranty includes the sum of loans and other credit principal balance (maximum amount US dollars 30 million    ), and interest, penalty, compound interest, liquidated, factoring expenses and other relevant expenses to realize creditor's rights provided by your bank according to the Credit Agreement, including but not limited to:

2.1.1 The specific loans principal balance and the corresponding interest, penalty, compound interest, and other related expenses for liquidated damages issued by your bank according to the Credit Agreement.

2.1.2 Your bank for its obligations to make the advance payment for the applicants for principal balance and interest, penalty, compound interest ,penalty and other related expenses, to perform commercial draft, contract of credit, guarantee, delivery and payment obligation under the <credit agreement>.

2.1.3 Under the factoring business item, your bank transferee for the applicant for the accounts receivable claim and the corresponding late penalty (fine for delaying payment), and/or your bank to credit the applicant to pay the acquisition of basic (basic acquisition fee) and related factoring cost;

2.1.4 Under the Credit Agreement ,your bank make advance payment and principal balance and interest, penalty, compound interest, penalty and other related expenses ,which was committed in the trading finance business.

2.1.5 After Your bank to open the L/C per request of the applicant, and entrust the other branch of CMBC to turn to open the L/C to the beneficiary, under the L/C, your bank make advance payment and import documentary credit for establish L/C and guarantee debt principal balance, penalty, compound interest, penalty and other related expenses to perform the issuing bank obligation.

√□2.1.6 The previously signed credit agreement no__6299110303___ between you bank and applicant, since the agreement takes effect, the outstanding balance in the detailed business of previous agreement (if this clause is applicable , pls tick “√” in □)

2.1.7 Your bank to claim the debt for applicants with the costs (including but not limited to legal cost, attorney fee, announcement fee, delivery fee, travel fee, etc)

2.2 If the credit is circulate, when the loan or other credit from bank to applicant is more than Line of Credit, the guarantor will not take responsibility for the balance, and only take the joint guarantee responsibility for which is not more than the sum of the line of credit loans or other credit principal balance of interest and penalties and interest, the complex, liquidated and relevant fees

Despite the previously agreed, the guarantor confirmed: even at a certain time point during the credit period, the loan or other credit amount provided by your bank is more than credit line amount, but once the guarantor is required to take guarantee responsibility at that time the sum of all credit did not exceed credit line, guarantor can not raise a plea for the previous agreements, and should take joint responsibility for all credit principal balance and its interest, penalty, compound interest, penalty and liquidated damages related expenses, etc, (specific to Article 2.1 of the scope).

Article 3 The Guaranty Method

The guarantor confirms within the scope defined in Article 2, the guarantor shall  take the economic and legal joint liability for applicant's debts. If the applicant fails to abide the “Credit Agreement” and/or the detailed contract to pay off the principal and interest of loans, advance payment and other credit debt and related fee, or breaches the “Credit Agreement” or other detailed contract in any aspect, your bank has the right to directly claim the loss against the guarantor and do not need to claim or sue the applicant first. , Even  all the debts under the Credit Agreement can be paid off in time, and is secured by additional pledge or mortgage or other assurance separately, your bank also has the right to choose claim directly against guarantor without first dealing with the mortgaged property, the pledged property or cargo under trade financing, documents, or claiming against other guarantor first.

The claim notice issued from your bank is conclusive and the guarantor has no right to object.  The guarantor agrees to pay all the applicant’s debt under the agreement in five days of receiving  your bank’s written claim and no additional documents will be needed from  your bank. The amount listed in the claim notice shall be the final number unless there is obvious and substantial mistake.

Your bank has the right to take the appropriate method, including but not limited to fax, mail and special service, in the public media and public announcement for collection to our guarantor.

Article 4 The Period of Guarantee Liability

The duration of guarantee period is form the effective date of this guarantee contract to the expiration date of each loan and other financing or accounts receivable under the Credit Agreement, ,or the due date for each advance payment plus 2 years. For any extended credit granting ‘the guarantee period will extend to two years after the expiration of the extended credit granting.

Article 5 The Independence of Guarantee Contract

This Guarantee Contract is independent, effective, irrevocable and unconditional. It shall not be  affected by either of the followings:

a.	the Credit Agreement and the detailed contract,
b.	any agreement or document that the applicant has entered into with any other company/person,
c.	any change of the applicant cauised by any fraud, reorganization, closure, dissolution, bankruptcy, liquidation, merger, division, (merger) restructuring,
d.	any extension or grace given by your bank to the applicant or any delay from your bank to exercise the rights of claims against the applicant pursuant to relevant contract.

Even if there is another pledge, mortgage or other guarantor on the Credit Agreement, and your bank waive, change or terminate the pledge, mortgage or other guaranty, the guarantor will still take the guarantee responsibility based on this guarantee contract.

Article 6 Special Statement and Guarantee from Guarantor

6.1The guarantor is established according to law, has the legal person qualification, or other entity qualified as a guarantor, or guarantor is a natural person having a complete civil capacity (id number is_____), and is willing to use his own property or possessed assets in accordance with law to guarantee and to perform the obligations specified in this guaranty;

6.2 The guarantee contract issued by the guarantor has obtained the full authorization or approval by the superior departments/the board of directors

6.3 The issuing of the guarantee contract is of the real intention of guarantor,, does not exist any fraud or intimidation factor;

6.4 Before the expiration of the guarantee contract, all total amount of the value of the guarantee (including RMB converted by foreign currency) shall not exceed the  total amount of the guarantor’s property;

6.5 The guarantor warrants to provide its financial statement per your bank’s request in a timely manner,  and promptly report to your bank the material changes and decisions in production, operation and management;

6.6 All financial statements and all other files provided by guarantor to your bank are real and legal, the guarantor’s legal representative or other director responsible should have inescapable responsibility over these;

6.7 Based on your bank’s request, to issue the certification;

6.8 If there is any change in the guarantor’s industry and commerce registration, organization structure, equity structure, operating style or financial status, or the occurrence of any material change in debt restructuring, and the related party transaction, and so no, it shall not affect the legal binding force for guarantor under the guarantee contract.  If any of  the above mentioned changes may affect the guarantor’s capability to perform its obligation under the guarantor contract,  the guarantor shall immediately notify your bank;

6.9 The heir or transferee of the guarantor shall be subject to the clauses of the the guarantor contract, unless the written permission of your bank, the guarantor will not transfer the above mentioned obligations.

6.10 If the guarantor fails to pay off the debt based on the agreement, your bank has the right to withdraw capital from the guarantor’s account at your bank or entrust other financial institutions to do so, until all the debts are paid off under the agreement.

Article 7 Not Considered to Be A Waiver

During the effective period of the guarantee, any tolerance, grace given by your bank for any breach or delay of applicant and guarantor, or for postponing performing of (credit agreement) and the right or interest your bank should have under the guarantee contract, will not damage, influence, or restrict your bank’s all right and interest as creditor based on law regulation and the guarantee contract, also cannot be regarded as your bank give up the right for the existing or future default actions.

Article 8 Dispute and Settlement

The law of the People's Republic is the governing law for this guarantee contract, for all controversy and disputes arising from this guarantee contract, the guarantor agrees to take dispute resolution in the credit agreement to resolve.

Article 9 Terms

All the terms used in the guarantee contract, unless otherwise specified, have the same meaning with the provisions in agreement

Article 10 Notification

The guarantee contract’s notification between your bank and guarantor must be sent in written form, and be delivered by specific man, the receiver’s sign for will be regarded as delivered,( if the receiver reject, the day of rejection is regarded as delivered), if the notification is delivered in postal mail, the 7 days after sent will be regarded as delivered, if in fax, the fax system in receiver received will be regarded as delivered

If your banks claim the payment in public media, the date of announcement will be regarded as delivered.

The guarantor’s address：

The change of guarantor’s address should be informed to your banks in time, otherwise the guarantor should take the potential risk.

Article 11 The Effectiveness of the Guarantee Contract.

11.1 If the guarantor is the legal person or other organizations, this guarantee contract will take effect when starting date of the legal representative of legal person / principal or the authorized agent signing/ stamp name seal and stamp the official seal /contract special seal ..

11.2 If the guarantor is natural person, the guarantee contract will take effect when the date of he/she to sign.

Article 12 The Transfer of the Creditor’s right and Secondary right

12.1 No matter if the creditor’s right for maximum amount guarantee is confirmed, in the event that your bank transfer the creditor’s right under the credit agreement to third party, the secondary right will be transferred accordingly to assignee.

12.2 When the creditor's rights of this guaranty contract is confirmed, if your bank transfer some parts of creditor’s right, the guarantor’s guarantee from the right will be also transferred , bank’s remaining part of creditor's rights and assignee’s some transferred right will share the guarantee of guarantor based on amount, before the creditor’s right of the guarantee is fixed,  your bank transfer part of creditor's rights, the security interest will also transfer accordingly, and the maximum amount of your main creditor’s right guaranteed by original maximum amount will be reduced accordingly, ( means maximum amount of your bank’s creditor’s right guaranteed by original maximum guarantee amount deduct the transferred some creditor’s right), when the main creditor’s right for un transferred creditor’s right is fixed,  your bank will share guarantor’s right and interests based on creditor's rights debt amount on the un transferred some creditor’s right and with some transferred right assignee. .

Article 13 Attachment

The guarantee contract has _3___copies, Your Bank, Credit Applicant and Guarantor and _____has each one copy, all share the equal legal effect.

Notes：

All of the guaranty clauses have been explained to the guarantor by your bank, and guaranty to confirm the understanding of terms is the same with your banks. At the same time, your bank has been reminded the guarantor to pay attention to the exclusion or limitation of your bank responsibility, your bank unilaterally has some rights, and has some clauses to increase the security responsibility or limit the guarantor’ right,  your bank has remind the guarantor has a comprehensive and accurate understanding for those clauses.

Guarantor is legal person or other organization:

Guarantor: Ningbo Litong Petrochemical (sealed)

Legal Representative/ Principal or Authorized Agent (Signatures or Seal)

Address:

Guarantor is a nature person:

Guarantor （Signature）:

Address:

Guarantor’s Opening Bank:	Guarantor’s Balance Account:

Tel:	Fax:

Date: April 16, 2012